NEWS RELEASE                                      EXHIBIT 19.2

FOR IMMEDIATE RELEASE              CONTACT: Peter A.  Guglielmi
10/06/97                                    (630) 378-6111


          TELLABS REPORTS BEST QUARTER IN COMPANY HISTORY
        Third-Quarter Sales and Earnings Set Record Levels

Lisle, Ill. -- Telecommunications equipment manufacturer Tellabs, Inc., announced Monday record sales and earnings for the third quarter of 1997.

Sales for the third quarter, ended September 26, were $309,408,000, the highest for any quarter in the company's history and up 32 percent over sales of $234,340,000 in the third quarter of 1996. Sales for the first nine months of the year were $849,232,000, up 45.2 percent compared with sales of $596,069,000 a year earlier. This marks the 25th consecutive quarter in which Tellabs' sales surpassed prior-year levels.

Net income for the third quarter was a record $64,307,000, up 39.4 percent over net income of $46,117,000 a year earlier. Net income for the first nine months of 1997, which included a pre-tax gain of $20,803,000 ($13,855,000 or 7 cents per share, after tax) on the sale of stock held as an investment, was $186,155,000, up 217.9 percent from $58,566,000 a year earlier. The previous year included a write-off of in-process R&D, amounting to $54,100,000, net of tax, taken in connection with an acquisition.)

Earnings per share of common stock for the third quarter of 1997 were 34 cents, compared with 25 cents a year earlier. For the first nine months of 1997, earnings per share were $1.00 cents (or 93 cents excluding the effect of the stock sale), compared with 32 cents (or 61 cents excluding the write-off) a year earlier. (All per-share amounts have been adjusted to reflect the effect of the two-for-one stock split that occurred on November 15, 1996.)

"Third quarter results, again driven primarily by robust performance from Tellabs' flagship products, were relatively strong," said Tellabs President Michael J. Birck. "Sales of the SONET-based TITAN (a registered trademark of Tellabs Operations, Inc.) 5500 digital cross-connect system were up 41 percent compared with the year-earlier quarter. MartisDXX (a trademark of Tellabs Oy) sales were up about 27 percent, taking into account the continuing effects of foreign currency translation. When measured in Finnish maarka, MartisDXX sales for the third quarter were up 53 percent, compared with the third quarter of 1996."


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Also during the quarter, the company made generally available the latest enhancement to its TITAN 5500 digital cross-connect system: the optical ring manager feature. The SONET ring manager refers to the ability of the Tellabs 5500 system to be directly connected to multiple fiber optic rings. This feature simplifies surveillance and provisioning of transport elements connected to the fiber ring, thus allowing service providers to more efficiently manage transport equipment from multiple vendors.

Tellabs designs, manufactures, markets and services voice and data transport and access systems. The company's products are used worldwide by the providers of communications services. Tellabs, Inc., stock is listed on the NASDAQ stock market (TLAB).






































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                               TELLABS, INC.
                            RESULTS OF OPERATIONS
                 (Dollars in thousands, except per-share data)
                                (Unaudited)

                               Three Months Ended     Nine Months Ended
                               09/26/97   09/27/96    09/26/97  09/27/96
                               --------- -----------  --------- --------

Net Sales                      $309,408    $234,340   $849,232  $596,069
Cost of Goods Sold              115,829      94,811    322,694   246,451
                               --------- -----------  --------- --------
Gross Profit                    193,579     139,529    526,538   349,618

Operating Exp.
 Mktg. & G.A.                    58,734      42,479    160,158   115,356
 Research & Dev.                 40,039      28,137    110,807    74,629
 Acquired R&D Write-off             ---         ---        ---    74,658
 Goodwill Amort.                  1,493       1,196      4,516     2,513
                               --------- -----------  --------- --------
Total Oper. Exp.                100,266      71,812    275,481   267,156

Oper. Profit                     93,313      67,717    251,057    82,462
Interest/Other-Net                4,121         807     30,996     4,560
                               --------- -----------  --------- --------
Profit Before Tax                97,434      68,524    282,053    87,022

Income Taxes (Benefit)           33,127      22,407     95,898    28,456
                               --------- -----------  --------- --------
Net Profit                      $64,307     $46,117   $186,155   $58,566
                               ========= ===========  ========= ========

Earnings per Share                $0.34       $0.25      $1.00     $0.32
                               ========= ===========  ========= ========
Average Number of Shares
  of Common Stock Outstanding   186,532     184,876    186,181   184,400















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                               TELLABS, INC.
                    CONDENSED CONSOLIDATED BALANCE SHEET
                           (Dollars in thousands)
                                (Unaudited)
                                            1997        1997      1996
                                          3rd Qtr.    2nd Qtr.  Year End
Assets                                   -----------  --------- --------
Current Assets
  Cash and investments                     $503,554   $427,295  $226,867
  Accounts receivable, less allowance       202,776    171,126   167,928
  Inventories                                84,649     85,665    78,519
  Other current assets                        1,757      2,246     2,150
                                         -----------  --------- --------
          Total Current Assets              792,736    686,332   475,464

  Property, Plant, and Equipment            319,972    294,840   267,014
   Less accumulated depreciation           (120,475)  (114,278) (104,254
                                         -----------  --------- --------
                                            199,497    180,562   162,760

  Goodwill                                   63,007     65,749    64,785
  Other Assets                               46,734     41,398    40,814
                                         -----------  --------- --------
         Total Assets                    $1,101,974   $974,041  $743,823
                                         ===========  ========= ========
Liabilities
Current Liabilities
  Accounts payable                          $40,039    $44,479   $36,931
  Accrued liabilities                       120,228     98,912    71,258
  Income taxes                               40,955     24,646    23,435
                                         -----------  --------- --------
          Total Current Liabilities         201,222    168,037   131,624

Long-Term Debt                                3,949      4,083     2,850
Other Long-Term Liabilities                  13,840     12,741    10,964
Deferred Income Taxes                         5,329      5,869     7,109
                                         -----------  --------- --------
          Total Liabilities                 224,340    190,730   152,547

Stockholders' Equity
Common Stock, $.01 Par Value                  1,815      1,810     1,797
Additional Paid-In Capital                  125,765    114,689    94,854
Cumulative Translation Adjustment           (26,338)   (18,000)    3,937
Unrealized Holding Gains on Securities      121,101     93,827    21,551
Retained Earnings                           655,291    590,985   469,137
                                         -----------  --------- --------
        Total Stockholders' Equity          877,634    783,311   591,276
                                         -----------  --------- --------
        Total Liabilities &
             Stockholders' Equity        $1,101,974   $974,041  $743,823
                                         ===========  ========= ========

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